Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Cambridge Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $1.00 par value per share	457(f)	788,185	—	$53,525,237.60	0.0000927	$4,961.79

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					—		$4,961.79

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$4,961.79

(1)

Represents the estimated maximum number of shares of Cambridge Bancorp common stock that may be issued upon the completion of the merger described herein. This registration statement also relates to an indeterminate number of shares of Cambridge Bancorp common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(f) of the Securities Act, the proposed maximum aggregate offering price of the registrant’s common stock was computed by multiplying (a) $67.57, the book value per share of Northmark Bank’s common stock to be exchanged or cancelled in the merger as of March 31, 2022, the latest practicable date prior to the date of filing of this registration statement, by (b) 792,145, the maximum possible number of shares of Northmark Bank common stock that may be exchanged or cancelled in the merger.